SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) of the

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date earliest event reported) March 3, 2003

CORAM HEALTHCARE CORPORATION

(Exact name of registrant as specified in charter)

Delaware	1-11343	33-0615337

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1675 Broadway, Suite 900, Denver, Colorado 80202

(Address of principal executive offices) (Zip code)

Registrant’s telephone number, including area code (303) 292-4973

(Former name or former address, if changed since last report)

     Indicate by check mark whether the registrant has filed all documents and reports required to be filed by Sections 12, 13 or 15(d) of the Securities Exchange Act of 1934 subsequent to the distribution of securities under a plan confirmed by a court. Yes [X] No [   ]

Item 5. Other

On January 14, 2003, the Official Committee of Equity Security Holders of Coram Healthcare Corporation (“Coram”) filed a motion (the “Equity Committee Motion”) with the U. S. Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) seeking an order compelling Arlin M. Adams, the Chapter 11 Trustee for the bankruptcy estates of Coram and its subsidiary, Coram, Inc. (the “Trustee”), to, among other things, terminate the employment of Mr. Daniel D. Crowley, the former Chief Executive Officer of Coram and currently acting Chief Transition and Restructuring Officer.

On January 24, 2003, the Trustee filed a motion (the “Transition Motion”) with the Bankruptcy Court opposing the Equity Committee Motion and seeking authorization to enter into an agreement, effective as of January 1, 2003 (the “Agreement”), with Mr. Crowley to have him serve as the Chief Transition and Restructuring Officer of Coram and continue to render the same services to Coram as he had theretofore on such terms as set forth in the Transition Motion and the Agreement.

At a hearing held on March 3, 2003, United States Bankruptcy Judge Mary F. Walrath denied the Transition Motion to retain Mr. Crowley and reserved decision on the Equity Committee Motion. Mr. Crowley has tendered to the Trustee his resignation from employment by Coram effective March 31, 2003. As a result of the Bankruptcy Court’s action and Mr. Crowley’s resignation, the Trustee is examining options concerning the possible replacement of Mr. Crowley during the continuing reorganization process. In the interim, the Trustee, together with his advisors, is working closely with Coram’s senior management and maintaining normal business operations and patient services.

Item 7. Financial Statements and Exhibits

(c) Exhibits

Exhibit
Number	Description of Document

99.1	Press Release dated March 6, 2003, relating to the resignation of Daniel D. Crowley from his leadership position, effective March 31, 2003.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CORAM HEALTHCARE CORPORATION

Date: March 6, 2003	By: Name: Title:	/s/ SCOTT R. DANITZ Scott R. Danitz Senior Vice President, Chief Financial Officer and Treasurer

2

EXHIBIT INDEX

Exhibit
Number	Description of Document

99.1	Press Release dated March 6, 2003, relating to the resignation of Daniel D. Crowley from his leadership position, effective March 31, 2003.